Exhibit 99.1

Purple Innovation Reports Third Quarter 2024 Results

Restructuring Initiatives are On Track and Delivering Significant Margin Improvement

GAAP Gross Margin of 29.7%; Adjusted Gross Margin Improved 340bps versus Last Year to 40.5%

Adjusted EBITDA Loss Narrowed Notably to $(6.4) Million versus $(16.3) Million Last Year

Lehi, Utah, November 4, 2024 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure™ Mattress,” today announced results for the third quarter ended September 30, 2024.

“While our third quarter revenue was challenged, we are encouraged by both our year-to-date performance modestly exceeding the broader industry and the sustained improvements in our profitability,” said CEO Rob DeMartini.

“The restructuring plan we announced earlier this quarter is on track to deliver meaningful cost savings in the new year as we improve our operational efficiencies and positions us to capitalize on tailwinds when the market improves. Looking forward, we remain confident in our Path to Premium Sleep strategy’s ability to deliver long-term value and we look forward to building on this momentum into 2025.”

Third Quarter 2024 Financial Results

Third quarter 2024 net revenue declined by 15.3% to $118.6 million, compared to $140.0 million in the third quarter of 2023. This decrease was primarily driven by industry-wide demand softness for home-related products, a reduction in advertising spend towards more profitable marketing, and the lapping of our successful launch of new premium mattresses in 2023. By channel, DTC net revenues decreased 11.7%, and wholesale net revenues decreased 20.1%. Within DTC, e-commerce net revenues decreased 15.7%, while showroom net revenues were approximately flat. In addition to the factors above, the decline in wholesale net revenues reflected the exit of certain customers.

Gross margin for the third quarter of 2024 decreased to 29.7% down 410 basis points compared to 33.8% in the prior year, negatively impacted by the $12.9 million of restructuring related charges offset in part by improved production efficiencies. The increase in production efficiencies was primarily due to supply chain initiatives and manufacturing efficiencies. We expect the restructuring plan will further streamline our operations and provide increased gross profits. Despite deleveraging from lower sales, adjusted gross margin, which excludes restructuring related charges during the quarter and launch costs in the prior year period, grew to 40.5%, an increase of 340 basis points compared to adjusted gross margin last year.

Operating expenses for the third quarter were $82.0 million, up 2.6% from $79.9 million in Q3 2023. This increase was driven by $19.8 million in restructuring related charges as part of the consolidation of our manufacturing operations to achieve significant operational efficiencies. Excluding all restructuring related charges this year and loss on impairment of goodwill last year, adjusted operating expenses were down by $10.9 million, primarily due to a $9.1 million reduction in advertising spend.

Net loss attributable to Purple Innovation, Inc. for the third quarter of 2024 was $(39.2) million or $(0.36) per diluted share, compared to a net loss of $(36.0) million or $(0.34) per diluted share in the third quarter 2023. Adjusted net loss, excluding restructuring related charges and certain non-cash and one-time items, was $(8.4) million or $(0.08) per diluted share, an improvement from $(19.4) million or $(0.18) per diluted share in the prior year.

EBITDA for the third quarter 2024 was $(27.4) million compared to $(29.7) million in the third quarter 2023. Adjusted EBITDA was $(6.4) million, an improvement from $(16.3) million in the prior year.

Restructuring, Impairment and Other Related Charges

In August 2024, we initiated a restructuring plan to strategically realign our operational focus to achieve significant operational efficiencies. This plan includes the closure of our two Utah manufacturing facilities to consolidate mattress production to our Georgia plant, as well as a headcount reduction at our Utah headquarters. As a result, we have a $32.7 million total restructuring, impairment and other related charges in the third quarter 2024. We expect to record additional restructuring and other related charges in the amount of $9.9 million through the second quarter of 2025. The supply chain consolidation and corporate restructure is expected to yield annual EBITDA savings of $15 to $20 million starting in 2025, and we plan to have positive cash flow and adjusted EBITDA next year.

Balance Sheet

Cash and cash equivalents were $23.4 million as of September 30, 2024, compared to $26.9 million as of December 31, 2023.

Inventories as of September 30, 2024 totaled $59.9 million, representing a decrease of 10.5%, or $7.0 million compared with December 31, 2023.

2024 Outlook

For the full year 2024, we expect to be at the lower end of our guidance range for net revenue of $490 million to $510 million, and also at the lower end of our guidance range for Adjusted EBITDA outlook of $(20) million to $(10) million. The company continues to prioritize and benefit from operational improvements and expects positive Adjusted EBITDA in the fourth quarter.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, November 4, 2024 at 4:30 p.m. Eastern Time. To access the call dial 844-481-1976 (domestic) or 412-317-0642 (international). The call is also being webcast and can be accessed on the investor relations section of the Company’s website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

About Purple

Purple, the leading premium mattress company with the #1 Gel Grid technology in the world, the GelFlex® Grid, thoughtfully engineers products that make restorative sleep effortless for every kind of sleeper. The result of over 30 years of innovation and in comfort technologies, Purple’s GelFlex Grid is the most significant advancement in mattresses in decades and is proven to reduce aches and pains. It instantly adapts as you move, balances temperature, relieves pressure and offers support in all the right places. Purple products, including mattresses, pillows, cushions, frames, sheets, and more, can be found online at Purple.com, in 59 Purple stores and over 3,000 retailers nationwide. Sleep Better. Live Purple.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices and cost of labor; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; changes in consumer demand, including pullbacks in consumer spending; disruptions to our manufacturing processes; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2024, and in our other filings made with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for the third quarter and full year 2024, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Stacy Turnof, Edelman Smithfield
stacy.turnof@edelmansmithfield.com
917-362-2581

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(unaudited – in thousands, except for par value)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$23,399	$26,857
Accounts receivable, net	29,662	37,802
Inventories	59,881	66,878
Prepaid expenses	9,241	8,536
Other current assets	1,005	1,737
Total current assets	123,188	141,810
Property and equipment, net	100,155	128,661
Operating lease right-of-use assets	74,254	95,767
Intangible assets, net	9,226	22,196
Other long-term assets	2,450	2,191
Total assets	$309,273	$390,625

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$30,393	$49,831
Accrued compensation	15,109	5,064
Customer prepayments	3,778	5,718
Accrued rebates and allowances	10,040	13,243
Accrued warranty liabilities – current portion	7,634	9,793
Operating lease obligations – current portion	16,157	14,843
Other current liabilities	11,353	12,490
Total current liabilities	94,464	110,982
Related party debt	50,813	—
Long-term debt, net of current portion	—	26,909
Accrued warranty liabilities, net of current portion	27,336	25,798
Operating lease obligations, net of current portion	85,621	109,094
Warrant liabilities	19,682	—
Other long-term liabilities	3,344	2,235
Total liabilities	281,260	275,018
Commitments and contingencies (Note 14)
Stockholders’ equity:
Class A common stock; $0.0001 par value, 210,000 shares authorized; 107,516 issued and outstanding at September 30, 2024 and 105,507 issued and outstanding at December 31, 2023	11	11
Class B common stock; $0.0001 par value, 90,000 shares authorized; 192 issued and outstanding at September 30, 2024 and at December 31, 2023	—	—
Additional paid-in capital	593,343	591,380
Accumulated deficit	(565,387)	(475,969)
Total stockholders’ equity attributable to Purple Innovation, Inc.	27,967	115,422
Noncontrolling interest	46	185
Total stockholders’ equity	28,013	115,607
Total liabilities and stockholders’ equity	$309,273	$390,625

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Operations

(unaudited – in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues, net	$118,598	$139,996	$358,902	$364,605
Cost of revenues:
Cost of revenues	70,546	92,687	220,190	241,244
Cost of revenues – restructuring related charges	12,859	—	12,859	—
Total cost of revenues	83,405	92,687	233,049	241,244
Gross profit	35,193	47,309	125,853	123,361
Operating expenses:
Marketing and sales	42,939	52,816	125,778	137,368
General and administrative	17,266	17,524	55,111	67,628
Research and development	2,920	2,704	10,572	9,001
Restructuring, impairment and other related charges	18,881	—	18,881	—
Loss on impairment of goodwill	—	6,879	—	6,879
Total operating expenses	82,006	79,923	210,342	220,876
Operating loss	(46,813)	(32,614)	(84,489)	(97,515)
Other income (expense):
Interest expense	(4,394)	(594)	(13,029)	(1,148)
Other income, net	7,165	205	11,612	315
Change in fair value – warrant liabilities	4,795	—	(111)	—
Loss on extinguishment of debt	—	(3,114)	(3,394)	(4,331)
Total other income (expense), net	7,566	(3,503)	(4,922)	(5,164)
Net loss before income taxes	(39,247)	(36,117)	(89,411)	(102,679)
Income tax expense	(63)	(18)	(176)	(162)
Net loss	(39,310)	(36,135)	(89,587)	(102,841)
Net loss attributable to noncontrolling interest	(82)	(131)	(169)	(417)
Net loss attributable to Purple Innovation, Inc.	$(39,228)	$(36,004)	$(89,418)	$(102,424)

Net loss per share:
Basic	$(0.36)	$(0.34)	$(0.84)	$(0.99)
Diluted	$(0.36)	$(0.34)	$(0.84)	$(0.99)

Weighted average common shares outstanding:
Basic	107,508	105,326	107,008	102,962
Diluted	107,508	105,326	107,008	102,962

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited — in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cash flows from operating activities:
Net loss	$(39,310)	$(36,135)	$(89,587)	$(102,841)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	14,627	6,073	27,448	18,963
Non-cash interest	1,931	234	5,303	920
Paid-in-kind interest	2,653	—	7,028	—
Non-cash restructuring, impairment and other related charges	20,115	—	20,115	—
Loss on impairment of goodwill	—	6,879	—	6,879
Change in fair value – warrant liabilities	(4,795)	—	111	—
Loss on extinguishment of debt	—	3,114	3,394	4,331
Stock-based compensation	791	939	2,108	3,792
Loss on disposal of property and equipment	658	—	770	—
Changes in operating assets and liabilities:
Accounts receivable	2,421	(10,002)	8,140	1,465
Inventories	5,750	5,757	2,971	696
Prepaid expenses and other assets	(4,287)	(4,156)	378	(1,204)
Operating leases, net	(765)	147	(2,105)	1,462
Accounts payable	(7,036)	(2,760)	(16,558)	544
Accrued compensation	5,923	1,908	10,045	(801)
Customer prepayments	(954)	(302)	(1,940)	723
Accrued rebates and allowances	1,405	2,748	(3,203)	(1,229)
Accrued warranty liabilities	(462)	2,360	(621)	7,422
Other accrued liabilities	2,454	5,441	1,592	3,070
Net cash provided by (used in) operating activities	1,119	(17,755)	(24,611)	(55,808)

Cash flows from investing activities:
Excess restricted cash returned to acquiree	—	(826)	—	(826)
Purchase of property and equipment	(1,018)	(3,326)	(6,160)	(8,769)
Investment in intangible assets	(110)	(208)	(221)	(588)
Net cash used in investing activities	(1,128)	(4,360)	(6,381)	(10,183)

Cash flows from financing activities:
Payments on term loan	—	—	(25,000)	(24,656)
Payments on revolving line of credit	—	—	(5,000)	—
Proceeds from related party loan	—	—	61,000	—
Proceeds from term loan	—	25,000	—	25,000
Payments for debt issuance costs	—	(3,228)	(3,466)	(6,126)
Proceeds from stock offering	—	—	—	60,300
Payments for public offering costs	—	—	—	(3,301)
Proportional Representation Preferred Linked Stock redemption fee	—	—	—	(105)
Tax receivable agreement payments	—	—	—	(269)
Net cash provided by financing activities	—	21,772	27,534	50,843

Net decrease in cash	(9)	(343)	(3,458)	(15,148)
Cash, beginning of the period	23,408	26,949	26,857	41,754
Cash, end of the period	$23,399	$26,606	$23,399	$26,606

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA, adjusted net income, adjusted net income per diluted share and adjusted gross profit. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net loss to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net loss before interest expense, income tax (benefit) expense, other (income) expense, net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to changes in the fair value of the warrant liability, debt extinguishment, stock-based compensation expense, restructuring related charges, vendor separation fees, loss on project write-off, impairment of goodwill, nonrecurring legal fees, Board special committee costs, acquisition expenses, executive interim and search costs, severance costs and showroom opening and closing costs. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

GAAP net loss	$(39,310)	(36,135)	(89,587)	(102,841)
Interest expense	4,394	594	13,029	1,148
Income tax expense	63	18	176	162
Other income, net	(7,165)	(205)	(11,612)	(315)
Depreciation and amortization	14,627	6,073	27,448	18,963
EBITDA	(27,391)	(29,655)	(60,546)	(82,883)
Adjustments:
Change in fair value - warrant liability	(4,795)	—	111	—
Loss on extinguishment of debt	—	3,114	3,394	4,331
Stock-based compensation expense	791	939	2,108	3,792
Restructuring related charges	23,669	—	23,669	—
Vendor separation fee	—	—	—	1,050
Loss on project write-off	—	—	1,355	—
Loss on impairment of goodwill	—	6,879	—	6,879
Legal fees	16	775	940	3,520
Board special committee costs	—	—	—	14,160
Acquisition expenses	—	—	—	65
Executive interim and search costs	409	1,456	3,383	3,258
Severance costs	202	—	1,086	586
Showroom opening and closing costs	724	242	782	338
Adjusted EBITDA	$(6,375)	$(16,250)	$(23,718)	$(44,904)

Reconciliation of GAAP Gross Margin to Adjusted Gross Margin

A reconciliation of GAAP gross margin to the non-GAAP measures of adjusted gross margin is provided below. Adjusted gross margin represents adjusted net revenue less adjusted cost of revenue. Adjusted net revenue represents revenue adjusted for revenue deemed lost through discounts on products during our transition to our new product line in 2023. Adjusted cost of revenues represents cost of revenues excluding certain incremental costs incurred during our transition to our new product line in 2023 and restructuring charges recorded in cost of revenues in 2024. We believe adjusted gross margin provides additional useful information with respect to the impact of the restructuring and provides meaningful measures of our operating performance.

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues, net	$118,598	$139,996	$358,902	$364,605
Discounts on new product transition	—	3,124	—	12,752
Adjusted revenues, net	118,598	143,120	358,902	377,357

Total cost of revenues	83,405	92,687	233,049	241,244
Cost of new product transition	—	(2,692)	—	(5,015)
Restructuring charges in cost of revenues	(12,859)	—	(12,859)	—
Adjusted cost of revenues	70,546	89,995	220,190	236,229

Adjusted gross profit	$48,052	$53,125	$138,712	$141,128
Adjusted gross profit %	40.5%	37.1%	38.6%	37.4%

Reconciliation of GAAP Operating Expenses to Adjusted Operating Expenses

A reconciliation of GAAP operating expenses to the non-GAAP measures of adjusted operating expenses is provided below. Adjusted operating expenses represents operating expenses adjusted for restructuring related charges in 2024 and loss on impairment of goodwill.in 2023. We believe adjusted operating expenses provides additional useful information with respect to the impact of the restructuring and provides meaningful measures of our operating performance.

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating expenses	$82,006	$79,923	$210,342	$220,876
Restructuring related charges in operating expenses	(19,832)	—	(19,832)	—
Loss on impairment of goodwill	—	(6,879)	—	(6,879)
Adjusted operating expenses	$62,174	$73,044	$190,510	$213,997

Reconciliation of GAAP Net Income to non-GAAP Adjusted Net Income and Adjusted Net Income per Diluted Share

Our presentation of adjusted net income assumes that all net income is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net income or loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing adjusted net income by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net loss and adjusted net loss per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net loss and earnings per share, as calculated in accordance with GAAP. We believe adjusted net loss and adjusted net loss per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net loss, the most directly comparable GAAP measure, to adjusted net loss and the computation of adjusted net loss per diluted share, are set forth below:

(in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(39,310)	$(36,135)	$(89,587)	$(102,841)
Income tax (benefit) expense, as reported	63	18	176	162
Loss on extinguishment of debt	—	3,114	3,394	4,331
Restructuring related charges	32,682	—	32,682	—
Loss on impairment of goodwill	—	6,879	—	6,879
Board special committee fees	—	—	—	14,160
Acquisition expenses	—	—	—	65
Change in fair value – warrant liabilities	(4,795)	—	111	—
Adjusted net loss before income taxes	(11,360)	(26,124)	(53,224)	(77,244)
Adjusted income tax benefit(1)	2,942	6,766	13,785	20,006
Adjusted net loss	$(8,418)	$(19,358)	$(39,439)	$(57,238)

Adjusted net loss per share, diluted	$(0.08)	$(0.18)	$(0.37)	$(0.55)

Adjusted weighted-average shares outstanding, diluted(2)	107,703	105,744	107,203	103,380

(1)	Represents the estimated effective tax rate of 25.9% for the three and nine months ended September 30, 2024 and 2023, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates assuming no valuation allowance.

(2)	Assumes options and restricted stock units calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net income (loss) per share, diluted, to adjusted net loss per diluted share is set forth below for the three and nine months ended September 30, 2024 and 2023:

	For the Three Months Ended
	September 30, 2024			September 30, 2023
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(1)	$(39,228)	107,508	$(0.36)	$(36,004)	105,326	$(0.34)
Assumed exchange of shares(2)	(82)	195		(131)	418
Net loss	(39,310)			(36,135)
Adjustments to arrive at adjusted loss before taxes(3)	27,950			10,011
Adjusted loss before taxes	(11,360)			(26,124)
Adjusted income tax benefit(4)	2,942			6,766
Adjusted net loss	$(8,418)	107,703	$(0.08)	$(19,358)	105,744	$(0.18)

(1)	Represents net income (loss) attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 25.9% for the three months ended September 30, 2024 and 2023, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates assuming no valuation allowance.

	For the Nine Months Ended
	September 30, 2024			September 30, 2023
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net loss attributable to Purple Innovation Inc.(1)	$(89,418)	107,008	$(0.84)	$(102,424)	102,962	$(0.99)
Assumed exchange of shares(2)	(169)	195		(417)	418
Net loss	(89,587)			(102,841)
Adjustments to arrive at adjusted loss before taxes(3)	36,363			25,597
Adjusted loss before taxes	(53,224)			(77,244)
Adjusted income tax benefit(4)	13,785			20,006
Adjusted net loss	$(39,439)	107,203	$(0.37)	$(57,238)	103,380	$(0.55)

(1)	Represents net loss attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 25.9% for the nine months ended September 30, 2024 and 2023, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates assuming no valuation allowance.